Exhibit 10.3

CONTRACT MANUFACTURING AGREEMENT

THIS CONTRACT MANUFACTURING AGREEMENT (the “Agreement”) is made and entered into this 1st day of July, 2009 (the “Effective Date”) by and among Kirk Pharmaceuticals, LLC (“Kirk”), a Florida limited liability company, with offices at 5360 NW 35th Avenue, Fort Lauderdale, FL 33309, AndaPharm, LLC (“AndaPharm”), a Florida limited liability company, with offices at 5360 NW 35th Avenue, Fort Lauderdale, FL 33309 (“Kirk” and “AndaPharm” are hereinafter referred to collectively as “Kirk”) and Svizera USA LLC (“Svizera”), a Delaware limited liability company, with offices at 505 Thornall Street, Suite 304, Edison, New Jersey 08837-2260 (each of “Kirk” and “Svizera” are referred to herein as a “Party” and collectively the “Parties”) for the purpose of memorializing the Parties desire to formulate a strategic business relationship for the manufacture and supply of certain products.

WHEREAS, Kirk manufactures, sells and distributes pharmaceutical products in the United States; and

WHEREAS, Svizera has access to customers who may wish to purchase the pharmaceutical products produced by Kirk; and

WHEREAS, Svizera desires to enter into this Agreement with Kirk in order to supply certain customers with the pharmaceutical products produced by Kirk;

NOW, THEREFOR, intending to be legally bound hereby, the Parties hereto agree as follows:

1.            Contracted Product.        Should Svizera wish to have Kirk manufacture, sell and distribute finished dosage form of a Product (as defined on Exhibit A) to a customer, Svizera will deliver an executed “Proposed Product Sheet”, in the form of Exhibit A attached hereto, to Kirk. If Kirk agrees to the terms and conditions of the Proposed Product Sheet, which shall include the product, product specifications, raw materials to be provided by Svizera, pricing, payment terms and Kirk’s payment, it shall execute and deliver the same to Svizera within ten (10) days of its receipt. Upon execution of this Agreement Svizera shall transfer to Kirk the prepayment listed on Exhibit B attached hereto.

2.            Term.         This Agreement shall commence on the Effective Date, and shall continue for an initial term of one (1) year. This Agreement shall automatically be renewed for successive one (1) year increments unless either Party requests in writing, at least thirty (30) days prior to the anniversary date that this Agreement not be so renewed.

3.            Confidential Information. The term “Confidential Information” means any data or information, of any kind, nature or description, about or concerning the business or operations of Kirk or Svizera, including, but not limited to, any information relating to past, present, or future sales, financial structure, pricing, marketing data, personnel data, the Products and Formulations, software, research, development, inventions, computer processes, techniques, designs, programs and codes, or other technical information and data; the names, addresses, buying habits or practices of any of Kirk or Svizera’s clients or customers; Kirk or Svizera’s marketing methods, programs and related data, or other written records used in Kirk or Svizera’s business; but none of the above includes information which is or becomes available to the public through no fault of Kirk or Svizera’s or anyone else receiving information from Kirk or Svizera.

4.            Trade Secrets. The term “Trade Secret” means any data or information, including, but not limited to, technical or non-technical data, specifications, designs, plans, proposals, copyrightable work, financial, business and marketing plans or data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, product plans, actual or potential customer or supplier lists and information, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

5.            Acquired Confidential Information. Kirk and Svizera acknowledge that all information regarding each other’s business which may be ascertained or compiled or obtained by either Party or furnished to either Party in connection with this Agreement, is Confidential Information and each Party’s exclusive property, except to the extent such information is or becomes available to the public through no fault of either Party or anyone receiving information from either Party.

6.            Preservation and Protection of Confidential Information. Each Party agrees to preserve and protect the confidentiality of the Confidential Information and all tangible forms thereof, whether disclosed to either Party, its officer, agents, employees, or assigns, before this Agreement is signed or afterward. Neither Party shall disclose or disseminate Confidential Information to any person, firm, or entity (other than authorized personnel of each Party) or use Confidential Information for its own benefit or for the benefit of any third party, without prior written approval of the other Party. Within three days after receipt of a request from either Party, either Party shall return to the other all requested Confidential Information in tangible form that is held by that Party or within its custody or control.

7.            Non-Disclosure of Trade Secrets. Each Party acknowledges that Trade Secrets of the other Party comprise a part of the Confidential Information as to which both party’s have and/or will have knowledge and access. Both parties acknowledge the competitive value and confidential nature of such Trade Secrets, and recognize and agree that the disclosure and/or improper use of such Trade Secrets will cause serious and irreparable injury to the other Party.

8.            Non-Solicitation. Each Party agrees that during the term of this Agreement, inclusive of any Renewal Term and for a period of six (6) months from the termination of this Agreement, neither party shall directly or indirectly, either for itself or through any affiliate:

(a)           cause or seek to cause any of the other Party’s suppliers, vendors, purchasing agents, or customers to cease transacting business with the other Party; or

(b)           cause or seek to cause any Party’s prospective suppliers, vendors, purchasing agents, or customers not to transact business with the other Party; or

(c)           solicit on behalf of any other Party any orders for the Products or services pertaining to this Agreement now or hereafter sold by either party from any person or entity whether a customer or potential customer of Kirk or Svizera; or

(d)          shall recruit or solicit or attempt to recruit or solicit or induce or attempt to induce, or take any action in order to induce, or attempt to induce, any employee or agents of Svizera or Kirk to terminate an employment or other relationship with the other.

9.            Mutual Acknowledgement. Each party has carefully considered the nature and extent of the restrictions upon them and the rights and remedies conferred upon each other under this

Agreement, and each hereby acknowledges and agrees that the same are reasonable in their nature, extent time and territory, are designed to eliminate only competition which otherwise would be unfair to either party, are fully required to protect the legitimate interests of both parties, and do not confer a benefit upon either party disproportionate to the detriment to each other individually.

10.          Irreparable Harm. Each party acknowledges that if it or any of its affiliates breach any of the obligations contained in Sections 3 through 8 of this Agreement, the injury that will be suffered by the non-breaching party will be irreparable and such non-breaching party will not have an adequate remedy at law. Each party agrees, on its behalf and on behalf of its affiliates, officers, agents, assigns, and employees that in the event of such a breach, the non-breaching party shall be entitled to relief by way of injunction to enforce those obligations in this Agreement, in addition to all other rights that said non-breaching party may have at law, in equity, under this Agreement or otherwise. The exclusive forum for any such proceeding shall be Broward County, Florida. In the event that any such proceeding is instituted, it is agreed that the prevailing party shall be reimbursed by the non-prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by said prevailing party arising from, in connection with, or relating to such proceeding.

11.          Intellectual Property. “Intellectual Property” is defined as any designs, processes, formulae, technologies (developed or used), know-how, systems, trade secrets, inventions, discoveries, copyrights, improvements and patent or patent rights conceived or reduced to practice.

12.          Ownership of Each Party’s Intellectual Property. It is expressly understood and agreed that any and all right, title and interest in Intellectual Property employed during the performance of this Agreement is the sole and exclusive property of the Party that developed and or disclosed the Intellectual Property. Intellectual Property, Confidential Information or Trade Secrets shall be delivered promptly to the other Party (together with all copies thereof), at the request of the Party entitled to the information.

13.        Kirk’s Warranties:

(a)           Manufacturing. At the date of manufacture, the Product will conform to specifications applicable to such Product and listed on Exhibit A and all Products will be constructed of materials meeting the specifications listed on Exhibit A;

(b)           No Liens.           All Products will be free and clear of all liens and encumbrances and Kirk will convey good and marketable title to such Product.

(c)           No Conflicts. Kirk represents and warrants that neither this Agreement, nor the carrying out of the terms and conditions that are contemplated by this Agreement, will violate the rights of any other party or result in the creation of any right or claim that may adversely affect Kirk’s performance of its obligations under this Agreement.

(d)           Authority. Kirk warrants, represents and covenants that Kirk has the legal right to enter into this Agreement and perform its obligations hereunder. In addition, the undersigned signatory for Kirk represents and warrants that he has been duly authorized to sign this Agreement on behalf of Kirk and he further represents that all requisite corporate action has been taken on the part of Kirk to approve this Agreement.

(e)          Regulatory Compliance. Kirk will comply with all applicable United States and state laws, statutes, rules, and regulations, including applicable current FDA guidelines. Without limitation, Kirk shall be responsible for obtaining all necessary permissions and licenses for the manufacture of the Product and sale and Distribution to the customers, in accordance with the applicable United States and state laws, statutes, rules, and regulations.

14.          Limitation of Warranties.           Kirk shall have no liability or responsibility under the Warranty set forth in Section 13 above for any losses or damages to the extent that any Warranty claims are the result of:

(a)        Modification or alteration of the Product by a party other than Kirk; or

(b)           Changes in FDA regulations which make the manufacture of the product not viable.

15.          Svizera’s Warranties.             Svizera warrants and represents to Kirk, as follows:

(a)           No Conflicts. Svizera represents and warrants that neither this Agreement, nor the carrying out of the terms and conditions that are contemplated by this Agreement, will violate the rights of any other party or result in the creation of any right or claim that may adversely affect Svizera’s performance of its obligations under this Agreement.

(b)           Authority. Svizera warrants, represents and covenants that Svizera has the legal right to enter into this Agreement and perform its obligations hereunder. In addition, the undersigned signatory for Svizera represents and warrants that he has been duly authorized to sign this Agreement on behalf of Svizera and he further represents that all requisite corporate action has been taken on the part of Svizera to approve this Agreement.

(c)          Regulatory Compliance. Kirk will comply with all applicable United States and state laws, statutes, rules, and regulations, including applicable current FDA guidelines.

16.          Svizera Indemnity.         Svizera shall indemnify, defend and hold Kirk and its affiliates, designees, and their respective members, officers, directors, employees and agents (each, a “Kirk Indemnified Party”), harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, reasonable attorneys’ fees, costs of investigation and any legal or other expenses or costs (“Damages”) incurred or suffered by any Kirk Indemnified Party arising out of, in connection with or resulting from any claim or allegation as to: (a) any product liability or defect (other than to the extent caused by and attributable to the acts or omissions of any Kirk Indemnified Party), or (b) any violation or infringement by Svizera of any common law or statutory rights of any third party, including without limitation rights relating to copyrights, patents, trade marks, contractual rights or trade secret rights, or (c) any inaccuracy or breach in or of or any failure to observe or perform any of Svizera’s covenants, representations, warranties or obligations under this Agreement. It is the intent of the parties that all indemnification obligations of Svizera set forth in this Agreement shall be limited and shall not apply to the extent caused by and/or attributable to the acts or omissions of any Kirk Indemnified Party.

17.          Kirk Indemnity. Kirk shall indemnify, defend and hold Svizera and its designees and their respective members, officers, directors, employees and agents (each an “Svizera Indemnified Party”), harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, reasonable attorneys’ fees, costs of investigation and any legal or other expenses or costs (“Damages”) incurred or suffered by any Svizera Indemnified Party arising out of, in connection with or resulting from any claim or allegation as to (a) any product liability or defect claimed to have arisen from Product formulations developed or created by Kirk and utilized by Svizera; (b) any claim arising out of the manufacture of the Product; and (c) any inaccuracy or breach in or of or any failure to observe or perform any of Kirk’s covenants, representations, warranties or obligations under this Agreement. It is the intent of the parties that all indemnification obligations of Kirk set forth in this Agreement shall be limited and shall not apply to the extent caused by and/or attributable to the acts or omissions of any Svizera Indemnified Party.

18.          Failure to Meet Terms; Termination. If either Party fails to meet any one or more of the terms and conditions in either this Agreement or any of the Exhibits attached hereto, this Agreement may be terminated if that Party fails to cure the default in the performance of any condition or obligation under this Agreement within thirty (30) days of the date a written notice of default is sent to the defaulting Party.

19.          Grounds for Immediate Termination. This Agreement may be immediately terminate should either Party: (i) become insolvent; (ii) enter into or file a petition, assignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets or; (iv) enter into a dissolution or liquidation of it assets or an assignment for the benefit of its creditors.

20.          Dispute Resolution.        The Parties agree, after good faith negotiation, to submit any and all disputes to binding arbitration. The exclusive form for arbitration, and any litigation between the Parties, shall be Broward County, Florida.

21.          Assignment; Binding Effect. Neither Party shall assign or pledge any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. No assignee or pledge shall have any rights under this Agreement unless the other Party shall have consented in writing to the assignment or pledge.

22.          Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida, excluding its conflict of laws provisions. In any action to enforce this Agreement or related to this Agreement, the prevailing party shall be awarded all court costs and reasonable attorney fees incurred.

23.          Subject Headings. “Article”, “Section” and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.          Entire Agreement. This Agreement, the Exhibits attached hereto, and any additional addenda executed by both parties, represent the entire Agreement with respect to its subject matter. Any and all prior discussions or agreements with respect hereto are merged into and superseded by the terms of this Agreement. This Agreement may be modified or amended only in writing signed by both Parties which expressly refers to this Agreement and states an intention to modify or amend it.

25.          Interpretation.    This Agreement was fully negotiated by both Parties hereto and shall not be construed more strongly against either Party hereto regardless of which Party is responsible for its preparation.

26.          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand, by a nationally recognized overnight delivery service, by facsimile transmission followed by mail, or mailed by certified or registered mail with postage prepaid:

(a)	If to Kirk:

Gerald F. Price, CEO
Kirk Pharmaceuticals, LLC and AndaPharm, LLC
5360 NW 35th Avenue
Fort Lauderdale, FL 33309

(b)	If to Svizera:

505 Thornall Street

Suite 304
Edison, New Jersey 08837-2260

or such other address or facsimile number as any of the persons designated above may have specified in a notice or communication duly given to the other designated person as provided herein. Such notice or communication will be deemed to have been given as of the date so delivered or tale copied, or if mailed, two business days thereafter.

27.                     Partial Invalidity.     In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected thereby.

28.                     Counterparts.         This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first written above.

SvizeraUSA LLC	Kirk Pharmaceuticals, LLC
and AndaPharm LLC

By: \s\ Vinay R. Sapte________	By: \s\ Gerald F. Price
Vinay R. Sapte, Member	Gerald F. Price, CEO

Exhibit A

Proposed Product Sheet

Svizera would like Kirk to manufacture the following Product(s):
                                                                                                                                                                                                                                                                           (individually the “Product and collectively the “Products”) in the following Packaging Size(s):     with the following Product Specifications:                                                                                                                                                                                    . Svizera will have the following raw/packaging materials delivered to Kirk exclusively for the manufacture, sale and distribution of the Products:                                                                                                                                                                              . Kirk shall manufacture the Product in accordance with the foregoing Product Specifications and invoice the customer as follows:                                                                                                                            . Each invoice shall be net 30 and direct payment of the total invoice amount to Svizera at:                                                            . Svizera shall remit the following amounts to Kirk within 10 days of its receipt, as full payment for the Product:                                                                                                                                                     .

Svizera USA LLC

By:

Title:

Accepted and Agreed to this ____ day of ______, 200_

Kirk Pharmaceuticals, LLC/AndaPharm LLC

By:

Title:

Exhibit B

Prepayment

Svizera shall make a prepayment for Products to Kirk in the amount of $350,000 (the “Prepayment”) upon execution of the Agreement.

Svizera shall off-set fifty percent of each payment to Kirk pursuant to this Agreement against the Prepayment until Svizera is repaid in full for the Prepayment.